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                                                                  EXHIBIT 99.1


IBIS TECHNOLOGY ANNOUNCES FIRST QUARTER RESULTS
RECORD NUMBER OF WAFERS SHIPPED IN 2000 FIRST QUARTER

BUSINESS WIRE - APRIL 19, 2000 17:36

DANVERS, Mass.--(BUSINESS WIRE)--April 19, 2000--Ibis Technology Corporation (NASDAQ: IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen/Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its financial results for the first quarter ended March 31, 2000.

Revenues for the first quarter ended March 31, 2000 were $2,039,000, as compared to $4,448,000 reported in the first quarter of 1999. The decrease in revenues for the quarter was due to an 89% decrease in equipment revenue which primarily resulted from the timing of the receipt of a purchase order for equipment. This decrease was partially offset by a 26% increase in SIMOX-SOI wafer sales for the first quarter of 2000 to $1.6 million, a new record for Ibis, compared to $1.3 million for the first quarter of 1999. The Company is currently operating three implanters at capacity and plans to add five additional implanters this year.

Net loss for the 2000 first quarter was $371,000 or $0.05 per share, compared to net income of $246,000, or $0.03 per share, in the similar period a year ago. The per share numbers reflect the decrease in equipment revenue, as well as an increase in operating expenses, primarily research and development expenses. The Company believes that its quarterly results reflect the typical industry adoption cycle of a new technology such as SIMOX-SOI which can result in fluctuations in quarterly revenues and profits.

The Company recently announced the receipt of $6 million in orders for an Ibis 1000 oxygen implanter and capacity reservation for additional equipment and/or SIMOX-SOI wafers from its largest customer, a leading domestic semiconductor manufacturer. The sale of this implanter adds to a base of implanters that have been purchased by them over recent years. The capacity reservation allows this customer to utilize a purchase credit toward an additional implanter (Ibis 1000 or Ibis 2000) or SIMOX-SOI wafers.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "We believe that the increase in SIMOX-SOI wafer sales is a good indication that our main wafer customers are increasing their requirements for manufacturing integrated circuits or optical components for Internet connections on SIMOX-SOI. We anticipate that we will continue to see increases in SIMOX-SOI wafer sales as our current customers continue to ramp up production and new customers sample our SIMOX-SOI products.


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"We are also very encouraged by the feedback we have been receiving from our customers regarding our new Advantox(R) 150 material. We have always believed that quality SOI wafers would have to be available at sufficiently low costs in order to obtain broad industry adoption. Our strategy has been to reduce the costs of the material and increase the available capacity by moving to thinner buried insulating layers, which require less time to implant. Process optimization, combined with yield improvements due to upgrades made to the Ibis 1000 implanters during the past two quarters, have led to higher quality thin insulating layer material such as Advantox(R) 150 and our other Advantox(R) products. This material has a lower cost than competing SOI materials, including the standard SIMOX used in applications as previously mentioned in this release.

Mr. Reid continued: "As we move forward, we expect the trend to thinner layers for CMOS applications to persist. We plan to continue to increase the throughput of our oxygen implanters with additional Advantox(R) products and the development of our Ibis 2000 implanter. Improved throughput will allow for reduced cost which we believe will dramatically increase the number of wafers that the industry will use and will ultimately drive the demand for our implanters and thin buried insulating layer processes. We are presently seeing an expansion of our customer base and a shift in interest to the thinner insulating layer material, having a thickness of about 150 nm, for
0.18 to 0.13 micron CMOS applications. Our customers are also expressing interest in even thinner insulating layer products for future CMOS process development work. Ibis views this as a tremendous validation of our strategy."

SIMOX-SOI wafers are Silicon-On-Insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessor speed, reduced power consumption, lower soft error rates and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters.

About Ibis Technology

Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the Company's plans to add five implanters in 2000, the potential purchase by our largest customer of additional equipment or wafers, the anticipated increase in SIMOX-SOI wafer sales, the Company's expectations regarding the evolving SOI market, and the expected impact of improving the throughput of the Company's implanters. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

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                         Ibis Technology Corporation
                     Condensed Statements of Operations


                                                           First Quarter Ended
                                                                March 31,
                                                           2000           1999
Product sales                                        $  1,644,000      $  1,300,000
Contract and other revenue                                 79,000           285,000
Equipment revenue                                         316,000         2,863,000

Total revenue                                           2,039,000         4,448,000

Cost of product sales                                     933,000         1,246,000
Cost of contract and other revenue                         52,000           105,000
Cost of equipment revenue                                 132,000         1,971,000

Gross profit                                              922,000         1,126,000
Operating expenses                                      1,787,000         1,028,000

Income (loss) from operations                            (865,000)           98,000
Other income                                              494,000           148,000

Net income (loss)                                    $   (371,000)     $    246,000

Net income (loss) per share
Basic                                                $      (0.05)     $       0.04
Diluted                                              $      (0.05)     $       0.03
Weighted average number of shares
 used in per share calculation
Basic                                                   8,210,655         6,878,188
Diluted                                                 8,210,655         7,198,864


                            Condensed Balance Sheets

                                                       March 31,       December 31,
                                                         2000              1999
Assets
Current assets:
   Cash and cash equivalents                         $ 32,073,000      $ 36,362,000
   Accounts receivable                                  3,528,000         3,586,000
   Unbilled revenue                                     1,657,000         1,469,000
   Inventories                                          7,851,000         6,876,000
   Other current assets                                   196,000           333,000

                                                       45,305,000        48,626,000
Property and equipment                                  7,595,000         4,976,000
Other assets                                              377,000           125,000

                                                     $ 53,277,000      $ 53,727,000

Liabilities and Stockholders' Equity
Current liabilities:
   Capital lease obligation, current                 $     10,000      $     10,000
   Accounts payable and other current
    liabilities                                         4,701,000         5,307,000

                                                        4,711,000         5,317,000
Capital lease obligation, long-term                        27,000            30,000
Other liabilities                                              --                --
Stockholders' equity                                   48,539,000        48,380,000

                                                     $ 53,277,000      $ 53,727,000


                 CONTACT: Ibis Technology Corporation
                          Debra L. Nelson, (978) 777-4247